Exhibit 99.2

Duke Energy Progress

Updates Regarding the North Carolina Rate Case (Docket E-2 Sub 1219)

Background:

•	On October 30, 2019, Duke Energy Progress (DEP) filed a rate case with the North Carolina Utilities Commission (NCUC) to request an approximate overall 12.3% increase in annualized retail revenues, or approximately $464 million:
o	The rate case filing requests an overall rate of return of 7.41% based on approval of a 10.3% return on equity and a 53% equity component of the capital structure
o	The filing is based on a North Carolina retail rate base of $10.8 billion as of June 30, 2019 and adjusted for known and measurable changes through February 2020
o	The filing requests recovery of $656 million of deferred storm costs over 15 years, including costs incurred to rebuild the electric system and restore power after major storms in 2018, including Hurricanes Florence and Michael and Winter Storm Diego and Hurricane Dorian in 2019
•	On May 29, 2020, Duke Energy Progress (DEP) and the Public Staff - North Carolina Utilities Commission (Public Staff) filed an Agreement and Stipulation of Partial Settlement (May 2020 Stipulation) resolving certain issues in the base rate proceeding, the most significant of which would result in the removal of storm costs from the rate case and an agreement to file a petition seeking to securitize the costs within 120 days of an NCUC order in the rate case regarding the reasonableness and prudency of the storm costs
•	On July 27, 2020, DEP and the Public Staff made a filing with the NCUC that, among other notifications, indicated that an agreement in principle had been reach on additional issues related to the base rate proceeding. On July 31, 2020, DEP and the Public Staff filed documents in support of the agreement in principle (Second Partial Stipulation)

Major components of the Second Partial Stipulation:

•	Return on equity of 9.6% based upon a capital structure of 52% equity and 48% debt
•	Public Staff support of deferral treatment for DEP of approximately $0.5 billion of Grid Improvement Plan (GIP) projects including a return; DEP to withdraw request for deferral treatment on the remaining $0.5 billion of GIP projects, but retains the right to deploy those projects in a prudent and reasonable fashion
•	Agreement on the inclusion of plant in service and other revenue requirement updates through May 31, 2020, subject to Public Staff review. Annual revenue requirement associated with the May 31 update is estimated at $25 million
•	Unprotected Federal Excess Deferred Income Taxes (EDIT) - unprotected federal EDIT flow back period of 5 years; reserves the ability to reflect a future increase or decrease in the federal tax rate during the 5-year period
•	DEP will make a $5 million shareholder contribution to low income programs over 2 years ($2.5 million per year)
•	Agreement on certain cost allocation and rate design items
•	Interim rates will be filed consistent with the terms of the Second Partial Stipulation agreement. The inclusion of base rate increases in the interim rates allows the company to record the earnings benefits of the settlement agreement in 2020 as if the rates were permanent, while the incorporation of EDIT flowback in the interim rates keeps most customers rates unchanged during the period leading up to an NCUC order in the case.

Key issues on which the parties have not reached a compromise include:

•	Matters related to the recovery of and on coal ash basin expenditures
•	The amount of annual depreciation expense, including accelerated depreciation on certain coal-fired generation plants

Additional Information:

•	The Stipulation is subject to the review and approval of the NCUC
•	An evidentiary hearing to review the Stipulation and remaining issues in the case has been rescheduled for August 24, 2020, allowing additional time for Public Staff and other intervenor review of May 2020 updates
•	DEP originally requested new rates go into effect September 1, 2020. With the delay in the hearing, the Company currently plans to make the filings necessary to implement interim rates, effective September 1, 2020. The interim rate request will reflect the rates in this partial settlement
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DEP has worked collaboratively with multiple groups to find common ground and reach partial settlement agreements in the rate case, including the Public Staff, CIGFUR, Commercial Group, Harris Teeter, Vote Solar, the North Carolina Sustainable Energy Association (NCSEA), NC Justice Center, NC Housing Coalition, Natural Resources Defense Council (NRDC) and the Southern Alliance for Clean Energy (SACE).